PROSPECTUS

                                 420,715 SHARES

                             AVIATION SALES COMPANY

                     COMMON STOCK, PAR VALUE $.001 PER SHARE

         This Prospectus relates to an aggregate of 420,715 shares (the "Shares") of Common Stock, par value $.001 per share (the "Common Stock"), of Aviation Sales Company, a Delaware corporation (the "Company"), being sold by certain stockholders (the "Selling Stockholders") who have acquired such shares in private transactions in connection with acquisitions of businesses by the Company. The Shares are being registered under the Securities Act of 1933, as amended (the "Securities Act"), on behalf of the Selling Stockholders in order to permit public sale or other distribution of the Shares. The Company is contractually obligated to register the Shares on behalf of the Selling Stockholders.

         The Shares may be sold or distributed from time to time by or for the account of the Selling Stockholders or their pledgees through underwriters or dealers, through brokers or other agents, or directly or indirectly to one or more purchasers including pledgees, at market prices prevailing at the time of sale or at prices otherwise negotiated. This Prospectus may also be used, with the Company's prior written consent, by donees of the Selling Stockholders, or other persons acquiring the Shares and who wish to offer and sell such Shares under circumstances requiring or making desirable its use. The Company will receive no portion of the proceeds from the sale of the Shares offered hereby and will bear certain expenses incident to this registration. See "Selling Stockholders" and "Plan of Distribution."

         The Common Stock of the Company is listed on the New York Stock Exchange (the "NYSE") under the trading symbol "AVS." The last reported sales price of the Common Stock of the Company on the NYSE on June 26, 1998 was $37.62 per share.

         PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   THE DATE OF THIS PROSPECTUS IS JULY 8, 1998

         NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                TABLE OF CONTENTS
                                -----------------

                                                                            PAGE
                                                                            ----

AVAILABLE INFORMATION..........................................................3

THE COMPANY....................................................................4

RISK FACTORS...................................................................5

USE OF PROCEEDS...............................................................10

SELLING STOCKHOLDERS..........................................................10

PLAN OF DISTRIBUTION..........................................................11

DESCRIPTION OF CAPITAL STOCK..................................................12

LEGAL MATTERS.................................................................15

EXPERTS.......................................................................15

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.............................16

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy and information statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copies at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, Room 1400, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60604. Copies of such material may be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and other information regarding registrants that file electronically with the Commission. The Common Stock is traded on the NYSE. Information filed by the Company with the NYSE may be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

         The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Shares offered hereby (including all amendments and supplements thereto, the "Registration Statement"). This Prospectus, which forms part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto can be inspected and copied at the public reference facilities and regional offices of the Commission and at the offices of the NYSE referred to above.

                                   THE COMPANY

GENERAL

         Aviation Sales Company ("the Company") is a leading provider of fully integrated aviation inventory services and a recognized worldwide leader in the redistribution of aircraft spare parts. The Company sells aircraft spare parts and provides inventory and repair services to major commercial passenger airlines, air cargo carriers, maintenance and repair facilities and other redistributors throughout the world. Parts sold by the Company include rotable and expendable airframe and engine components for commercial airplanes, including Boeing, McDonnell Douglas, Lockheed and Airbus aircraft and Pratt & Whitney, General Electric and Rolls Royce jet engines. Inventory management services offered by the Company include purchasing services, repair management, warehouse management, aircraft disassembly services, and consignment and leasing of inventories of aircraft parts and engines. The Company also manufactures certain aircraft parts for sale to original equipment manufacturers ("OEMs"), including precision engine parts, and provides certain aircraft parts repair services at its Federal Aviation Administration ("FAA")-licensed repair facilities.

         The Company's principal executive offices are located at 6905 N.W. 25th Street, Miami, Florida 33122. Its telephone number is (305) 592-4055.

RECENT DEVELOPMENTS

         RULE 144A DEBT OFFERING. On February 17, 1998, the Company sold $165 million of senior subordinated notes ("the Notes") due in 2008 with a coupon rate of 8.125% at a price of 99.395%. Proceeds were used to repay senior debt and to fund the cash requirements relating to the acquisition of Caribe and Aircraft Interior (see below).

         ACQUISITION OF CARIBE. On March 6, 1998, the Company acquired substantially all of the assets of Caribe Aviation, Inc., a Florida corporation ("Caribe"), and its wholly owned subsidiary, Aircraft Interior Design, Inc., a Florida corporation ("Aircraft Interior"), for approximately $23.3 million. Caribe is an FAA licensed repair station serving commercial airlines worldwide specializing in the maintenance, repair and overhaul of hydraulic, pneumatic, electrical and electro-mechanical aircraft components as well as avionics and instruments on Airbus and Boeing Aircraft. Aircraft Interior manufactures plastic cabin interior replacement parts under FAA-PMA approval and refurbishes aircraft interior components including passenger and crew seats.

         MERGER AGREEMENT WITH WHITEHALL. On March 26, 1998, the Company entered into a definitive merger agreement (the "Whitehall Agreement") with Whitehall Corporation, a Delaware corporation ("Whitehall"). The Whitehall Agreement provides that, at the effective time of the merger, each issued and outstanding share of common stock of Whitehall will be exchanged, on a tax-free basis, for
0.5143 of a share of Common Stock. Based on 5,530,000 shares of Whitehall common stock issued and outstanding on June 26, 1998, at the effective time of the Merger the Company will issue approximately 2,844,079 shares of Common Stock to the stockholders of Whitehall, which excludes 257,150 shares of Common Stock to be issued upon the exercise of

500,000 options to purchase shares of Whitehall common stock which were outstanding on June 26, 1998.

         Consummation of the Whitehall merger, which will be accounted for as a pooling of interests business combination, is subject to approval by the stockholders of the Company and Whitehall, and other customary closing conditions, including the termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and receipt of any applicable regulatory approvals. Holders of approximately 30% of each of the Company's and Whitehall's issued and outstanding shares of common stock have entered into agreements to vote in favor of the merger at stockholders' meetings of both companies to be called to vote upon the proposed merger.

         Whitehall operates two FAA-licensed repair stations engaged in the maintenance, repair and overhaul of McDonnell Douglas DC8/DC9/MD80/DC10, Boeing 727/737 and Lockheed C-130 aircraft.

                                  RISK FACTORS

         AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, AS WELL AS THE OTHER INFORMATION SET FORTH IN THE PROSPECTUS, IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

         This Prospectus contains certain forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995 with respect to the financial condition, management's discussion and analysis of financial condition and results of operations, business of the Company and risk factors. The words "estimate," "project," "intend," "expect" and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance (financial or operating) or achievements to differ from the future results, performance (financial or operating), achievements expressed or implied by such forward-looking statement. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SIGNIFICANT LEVERAGE

         The Company has significant outstanding indebtedness and is significantly leveraged. As of June 15, 1998, the Company had outstanding indebtedness of approximately $219.1 million, of which approximately $41.1 million is indebtedness under its Third Amended Credit Agreement dated October 17, 1997 with certain financial institutions (the "Credit Facility"), and $164.0 million of which is the Notes (aggregate principal amount issued of $165.0 million). As of June 15, 1998, AVS had availability under the Credit Facility of $50.1 million. As of June 15, 1998, Whitehall had outstanding indebtedness of $16.9 million. The Credit Facility is secured by substantially all of the assets of the Company. Subject to certain limitations in the documents governing its indebtedness, the Company will likely be able to incur significant additional amounts of secured and unsecured indebtedness. The Company's ability to make payments of principal and interest on, or to refinance its indebtedness (including the Notes), depends on its future operating performance, which to a certain extent is subject to economic, financial, competitive and other factors beyond its control. The degree to which the Company is leveraged could have important consequences to holders of the Common Stock, including (i) the Company's vulnerability to adverse general economic and industry conditions,
(ii) the Company's ability to obtain additional financing for future working capital expenditures, general corporate purposes or other purposes and (iii) the dedication of a substantial portion of the Company's cash flow from operations to the payment of principal and interest on indebtedness, thereby reducing the funds available for operations and future business opportunities. AVS's debt service requirement for 1998 is approximately $28.6 million.

FUNDING REQUIREMENTS

         During the fiscal years ended December 31, 1996 and 1997, and during the first quarter of 1998, the Company has largely relied upon significant borrowings under its Credit Facility, and sales of its securities, including the Notes, to satisfy its funding requirements relating to the growth of its business.

RESTRICTIONS IMPOSED BY LENDERS

         The instruments governing the indebtedness of the Company impose significant operating and financial restrictions on the Company. Such restrictions will affect, and in many respects, significantly limit or prohibit, among other things, the ability of the Company to incur additional indebtedness, pay dividends, repay indebtedness prior to its stated maturity, sell assets or engage in mergers or acquisitions. These restrictions could also limit the ability of the Company to effect future financings, make needed capital expenditures, withstand a future downturn in the business or the economy, or otherwise conduct necessary corporate activities.

EFFECTS OF THE ECONOMY ON THE COMPANY'S SPARE PARTS BUSINESS

         Since the Company's customers consist of airlines, maintenance and repair facilities that service airlines and other aircraft spare parts redistributors, as well as original equipment manufacturers, the Company's business is impacted by the economic factors which affect the airline industry. When such factors adversely affect the airline industry, they tend to reduce the overall demand for aircraft spare parts, causing downward pressure on pricing and increasing the credit risk associated with doing business with airlines. Additionally, factors such as the price of fuel affect the aircraft spare parts market, since older aircraft (into which aircraft spare parts are most often placed) become less viable as the price of fuel increases. There can be no assurance that economic and other factors which may affect the airline industry will not have an adverse impact on the Company's business, financial condition or results of operations.

RISKS REGARDING THE COMPANY'S SPARE PARTS INVENTORY

         The Company's inventory consists principally of new, overhauled, serviceable and repairable aircraft parts that are purchased from many sources. Before parts may be installed in an aircraft, they must meet certain standards of condition established by the FAA and/or the equivalent regulatory agencies in other countries. Specific regulations vary from country to country, although regulatory requirements in other countries generally coincide with FAA requirements. Parts must also be traceable to sources deemed acceptable by such agencies. Parts owned or acquired by the Company may not meet applicable standards or standards may change in the future, causing parts which are already contained in the Company's inventory to be scrapped or modified. Aircraft manufacturers may also develop new parts to be used in lieu of parts already contained in the Company's inventory. In all such cases, to the extent that the Company has such parts in its inventory, their value may be reduced.

GOVERNMENT REGULATION

         The aviation industry is highly regulated in the United States by the FAA and in other countries by similar agencies. While the Company's spare parts business is not regulated, the aircraft spare parts which it sells to its customers must be accompanied by documentation which enables the customer to comply with applicable regulatory requirements. Additionally, the Company must be certified by the FAA and, in some cases, by original equipment manufacturers in order to manufacture or repair aircraft components. Although the Company believes that its newly acquired manufacturing and repair operations are in material compliance with applicable regulations, there can be no assurance of this fact. Further, there can be no assurance that new and more stringent government regulations will not be adopted in the future or that any such new regulations, if enacted, would not have a material adverse effect on the Company's business, financial condition or results of operations.

FLUCTUATIONS IN OPERATING RESULTS

         The Company's operating results are affected by many factors, including the timing of orders from large customers, the timing of expenditures to purchase inventory in anticipation of future sales, the timing of bulk inventory purchases, and the mix of available aircraft spare parts contained, at any time, in the Company's inventory. A large portion of the Company's operating expenses are relatively fixed. Since the Company typically does not obtain long-term purchase orders or commitments from its customers, it must anticipate the future volume of orders based upon the historic purchasing patterns of its customers and upon its discussions with its customers as to their future requirements. Cancellations, reductions or delays in orders by a customer or group of customers could have a material adverse effect on the Company's business, financial condition or results of operations.

GROWTH STRATEGY AND RISKS RELATING TO FUTURE ACQUISITIONS

         A key element of the strategy of the Company involves growth through the acquisition of additional inventories of aircraft spare parts and the acquisition of other companies, assets or product lines that would complement or expand the Company's existing business. The Company's ability to grow by acquisition is dependent upon, and may be limited by, the availability of suitable aircraft parts inventories, acquisition candidates and capital, and by restrictions contained in the Company's credit agreements. In addition, acquisitions involve risks that could adversely affect the Company's operating results, including the assimilation of the operations and personnel of acquired companies, the potential amortization of acquired intangible assets and the potential loss of key employees of acquired companies. There can be no assurance that the Company will be able to consummate acquisitions on satisfactory terms.

RELIANCE ON EXECUTIVE OFFICERS AND KEY EMPLOYEES

         The continued success of the Company is dependent to a significant degree upon the services of its executive officers and upon the Company's ability to attract and retain qualified personnel experienced in the various phases of the Company's business. The Company has employment agreements with all of its executive officers. The employment agreements between the Company and its executive officers are individually terminable by each executive officer upon a change of control of the Company. The ability of the Company to operate successfully could be jeopardized if one or more of its executive officers were unavailable and capable successors were not found.

COMPETITION

         The markets for the Company's product and services are extremely competitive, and the Company faces competition from a number of sources. These include aircraft and aircraft part manufacturers, airline and aircraft service companies, and aircraft spare parts redistributors. Certain competitors of the Company have substantially greater financial and other resources than the Company. There can be no assurance that competitive pressures will not materially and adversely affect the Company's business, financial condition or results of operations.

PRODUCT LIABILITY

         The business of the Company exposes it to possible claims for personal injury or death which may result from the failure of an aircraft spare part sold, manufactured or repaired by it. While the Company maintains what it believes to be adequate liability insurance to protect it from such claims, and while no material claims have, to date, been made against the Company, no assurance can be given that claims will not arise in the future or that such insurance coverage will be adequate. Additionally, there can be no assurance that insurance coverages can be maintained in the future at an acceptable cost. Any such liability not covered by insurance could have a material adverse effect on the Company's business, financial condition or results of operations.

POTENTIAL INFLUENCE BY CERTAIN STOCKHOLDERS

         As of the date of this Prospectus, one of the Company's stockholders beneficially owns 24.6% of the outstanding Common Stock and the Company's directors and executive officers, as a group, beneficially own an aggregate of 32.8% (including the 24.6% referred to above) of the outstanding Common Stock. While each of these stockholders is an independent party, if these parties were to act together as a group, they would have the ability to control the election of all of the members of the Company's Board of Directors and, therefore, to control the business, policies and affairs of the Company.

DIVIDEND POLICY

         The Company does not anticipate paying dividends on its Common Stock in the foreseeable future.

PRICE VOLATILITY

         The market price of the Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results and other factors. From time to time in recent years, the securities markets have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of particular companies. These broad fluctuations may adversely affect the market price of the Common Stock.

ANTI-TAKEOVER PROVISIONS

         The Company's Certificate of Incorporation and Bylaws contain provisions that may have the effect of discouraging certain transactions involving an actual or threatened change of control of the Company. See "Description of Capital Stock" for a description of these provisions. In addition, the Board of Directors of the Company has the authority to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the preferences, rights and limitations of any such series without stockholder approval. See "Description of Capital Stock." The ability to issue preferred stock could have the effect of discouraging unsolicited acquisition proposals or making it more difficult for a third party to gain control of the Company, or otherwise could adversely affect the market price of the Common Stock.

POSSIBLE DEPRESSING EFFECT OF FUTURE SALES OF COMMON STOCK.

         Future sales of the Shares, or the perception that such sales could occur, could adversely affect the market price of the Common Stock. There can be no assurance as to when, and how many of, the Shares will be sold and the effect such sales may have on the market price of the Common Stock. In addition, the Company may issue Common Stock in connection with possible future acquisitions or in other transactions. Such securities may be subject to resale restrictions in accordance with the Securities Act and the regulations promulgated thereunder or by contract. As such restrictions lapse or if such shares are registered for sale to the public, such securities may be sold to the public. In the event of the issuance and subsequent resale of a substantial number of shares of the Common Stock, or a perception that such sales could occur, there could be a material adverse effect on the prevailing market price of the Common Stock.

                                 USE OF PROCEEDS

         This Prospectus relates to the Shares being offered and sold for the account of the Selling Stockholders. This Prospectus also may be used, with the Company's prior written consent, by donees of the Selling Stockholders, or by other persons acquiring Shares who wish to offer and sell such Shares under circumstances requiring or making desirable its use. The Company will not receive any proceeds from the sale of the Shares but will bear certain expenses related to the registration of the Shares. See "Plan of Distribution."

                              SELLING STOCKHOLDERS

         The following table sets forth the name of each Selling Stockholder, the aggregate number of shares of Common Stock beneficially owned by each of the Selling Stockholders on the date hereof, the aggregate number of shares of Common Stock that each Selling Stockholder may offer and sell pursuant to this Prospectus, and the aggregate number and percentage of shares of Common Stock that will be beneficially owned by each Selling Stockholder after completion of this offering (the "Offering"). However, because the Selling Stockholders may offer all or a portion of the Shares at any time and from time to time after the date hereof, the exact number of Shares that each Selling Stockholder may retain upon completion of the Offering cannot be determined at this time.

         To the knowledge of the Company, none of the Selling Stockholders has had within the past three years any material relationship with the Company except as set forth in the footnotes to the following table.

                                              NUMBER OF               NUMBER OF
                                               SHARES               SHARES BEING               SHARES
                                            BENEFICIALLY             OFFERED FOR            BENEFICIALLY           PERCENTAGE OF
                                             OWNED PRIOR               SELLING              OWNED AFTER            SHARES OWNED
                                               TO THE               STOCKHOLDER'S               THE                  AFTER THE
        SELLING STOCKHOLDERS                  OFFERING                 ACCOUNT              OFFERING(1)            OFFERING (1)
-------------------------------------     -----------------      -------------------     ------------------     -------------------
Robert W. and Shirley Reitz(2).......               143,143                  143,143             --                     --
James J. and Janice D. Berens, Jr.(2)                71,572                   71,572
James J. Berens Jr. IRA Account(2)...                23,857                   23,857
Ben Quevedo(3).......................               176,939                  176,939             --                     --
Damaris Quevedo(3)...................                 5,204                    5,204             --                     --
                                                                       -------------
                                                                             420,715
                                                                       =============

------------------------

(1) Assumes that all of the Shares will be sold, that no additional shares will be acquired and that no shares other than those offered will be sold.

(2) Reitz-Berens, Inc. (f/k/a Apex Manufacturing, Inc.) sold the assets subject to certain of the liabilities of such entity to the Company in December 1997. Subsequently, Reitz-Berens, Inc. was liquidated and the shares were transferred to the Selling Stockholders named above. Messrs. Berens and Reitz are both currently employed by the Company.

(3) Ben Quevedo and Damaris Quevedo were the stockholders of Caribe when it was acquired by the Company in March 1997. Both Ben Quevedo and Damaris Quevedo are currently employed by the Company.

                              PLAN OF DISTRIBUTION

         The Selling Stockholders or pledgees may sell or distribute some or all of the Shares from time to time through underwriters or dealers or brokers or other agents or directly to one or more purchasers, including pledgees, in transactions (which may involve crosses and block transactions) on the NYSE, privately negotiated transactions (including sales pursuant to pledges), in the over-the-counter market, or in transactions in which Shares may be delivered in connection with the issuance of securities by issuers other than the Company that are exchangeable for (whether optional or mandatory), or payable in such Shares (whether such securities are listed on a national securities exchange or otherwise) or pursuant to which such Shares may be distributed (which securities issued by others will, to the extent required by applicable law, be registered under the Securities Act), or in a combination of such transactions. Such transactions may be effected by the Selling Stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder (and if they act as agent for the purchaser of such shares, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved. This Prospectus may be used, with the Company's prior written consent, by donees of the Selling Stockholders, or by other persons acquiring Shares and who wish to offer and sell such Shares under circumstances requiring or making desirable its use.

         The Selling Stockholders and any such underwriters, brokers, dealers or agents or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting commissions or discounts under the Securities Act. Neither the Company nor the Selling Stockholders can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Stockholder and any other Selling Stockholder, underwriter, broker, dealer or other agent relating to the sale or distribution of the Shares.

         Persons engaged in the distribution of the Shares are restricted from engaging in certain market-making activities with respect to the Common Stock for a period specified by Regulation M of the Exchange Act.

         The Company has agreed to pay all fees and expenses incident to the registration of the Shares, except commissions and discounts of underwriters, brokers, dealers or agents and fees and expenses of counsel or any other professionals or other advisors, if any, to the Selling Stockholders. Each Selling Stockholder may indemnify any broker, dealer, agent or underwriter that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

         If Shares are sold in an underwritten offering, the Shares may be acquired by the underwriters for their own account and may be further resold from time to time in one or more transactions, including negotiated transactions, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices. The names of the underwriters with respect to any such offering and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers, if any, will be set forth in a supplement to this Prospectus relating to such offering. Any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers may be changed from time to time. Unless otherwise set forth in a supplement to this Prospectus, the obligations of the underwriters to purchase the Shares will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the Shares specified in such supplement if any such Shares are purchased.

         If the Shares are sold in an underwritten offering, the underwriters and selling group members (if any) may engage in passive market making transactions in the Common Stock on the NYSE immediately prior to the commencement of the sale of shares in such offering, in accordance with Regulation M under the Exchange Act. Passive market making presently consists of displaying bids on the NYSE limited by the bid prices of market makers not connected with such offering and purchases limited by such prices and effected in response to order flow. Net purchases by a passive market maker on each day are limited in amount to 30% of the passive market maker's average daily trading volume in the Common Stock during the period of the two full consecutive calendar months immediately preceding the determination of the offering price and must be discontinued when such limit is reached. Passive market making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

         In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by the Company and the Selling Stockholders.

                          DESCRIPTION OF CAPITAL STOCK

         The Company's authorized capital consists of 30,000,000 shares of common stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). None of the preferred stock is outstanding.

COMMON STOCK

         Each holder of Common Stock is entitled to one vote for each share held of record on all matters presented to stockholders, including the election of directors. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after paying all debts and liabilities of the Company and the liquidation preferences of any outstanding Preferred Stock. The Common Stock has no preemptive rights or cumulative voting rights and no redemption, sinking fund or conversion provisions.

         Holders of Common Stock are entitled to receive dividends if, as and when declared by the Board of Directors out of funds legally available therefore, subject to the dividend and liquidation rights of any Preferred Stock that may be issued and outstanding and subject to any dividend restrictions in the Company's credit facilities. No dividend or other distribution (including redemptions and repurchases of shares of capital stock) may be made, if after giving effect to such distribution, the Company would not be able to pay its debts as they become due in the usual course of business, or if the Company's total assets would be less than the sum of its total liabilities plus the amount that would be needed at the time of a liquidation to satisfy the preferential rights of any holders of Preferred Stock.

PREFERRED STOCK

         The Board of Directors is authorized, without further stockholder action, to divide any or all shares of the authorized Preferred Stock into series and fix and determine the designations, preferences and relative rights and qualifications, limitations or restrictions thereon of any series so established, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges. As of the date of this Prospectus, the Board of Directors has not authorized any series of Preferred Stock, and there are no plans, agreements or understandings for the authorization or issuance of any shares of Preferred Stock. The issuance of Preferred Stock with voting rights or conversion rights may adversely affect the voting power of Common Stock, including the loss of voting control to others. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the Company.

CERTAIN PROVISIONS OF THE CERTIFICATE AND BYLAWS

         GENERAL. A number of provisions of the Company's Certificate of Incorporation ("Certificate") and Bylaws ("Bylaws") concern matters of corporate governance and the rights of stockholders. Certain of these provisions, as well as the ability of the Board of Directors to issue shares of Preferred Stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the Board of Directors (including takeovers which certain stockholders may deem to be in their best interests). To the extent takeover attempts are discouraged, temporary fluctuations in the market price of the Common Stock, which may result from actual or rumored takeover attempts, may be inhibited. These provisions, together with the classified Board of Directors and the ability of the Board to issue Preferred Stock without further stockholder action, also could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption would be beneficial to stockholders of the Company. These provisions also could discourage or make more difficult a merger, tender offer or proxy contests, even if they could be favorable to the interests of stockholders, and could potentially depress the market price of the Common Stock. The Board of Directors believes that these provisions are appropriate to protect the interest of the Company and all of its stockholders.

         ISSUANCE OF RIGHTS. The Certificate authorized the Board of Directors to create and issue rights (the "Rights") entitling the holders thereof to purchase from the Company shares of capital stock or other securities. The times at which, and the terms upon which, the Rights are to be issued may be determined by the Board of Directors and set forth in the contracts or instruments that evidence the Rights. The authority of the Board of Directors with respect to the Rights includes, but is not limited to, the determination of (i) the initial purchase price per share of the capital stock or other securities of the Company to be purchased upon exercise of the Rights, (ii) provisions relating to the times at which and the circumstances under which the Rights may be exercised or sold or otherwise transferred, either together with or separately from, any other securities of the Company, (iii) antidilutive provisions which adjust the number or exercise price of the Rights or amount or nature of the securities or other property receivable upon exercise of the Rights, (iv) provisions which deny the holder of a specified percentage of the outstanding securities of the Company the right to exercise the Rights and/or cause the Rights held by such holder to become void, (v) provisions which permit the Company to redeem the Rights and (vi) the appointment of a rights agent with respect to the Rights.

         MEETINGS OF STOCKHOLDERS. The Bylaws provide that a special meeting of stockholders may be called only by the Board of Directors unless otherwise required by law. The Bylaws provide that only those matters set forth in the notice of the special meeting may be considered or acted upon at that special meeting, unless otherwise provided by law. In addition, the Bylaws set forth certain advance notice and informational requirements and time limitations on any director nomination or any new business which a stockholder wishes to propose for consideration at an annual meeting of stockholders.

         NO STOCKHOLDER ACTION BY WRITTEN CONSENT. The Certificate provides that any action required or permitted to be taken by the stockholders of the Company at an annual or special meeting of stockholders must be effected at a duly called meeting and may not be taken or effected by a written consent of stockholders in lieu thereof.

         AMENDMENT OF THE CERTIFICATE. The Certificate provides that an amendment thereof must first be approved by a majority of the Board of Directors and (with certain exceptions) thereafter approved by the holders of a majority of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal; provided, however, that the affirmative vote of 80% of the total votes eligible to be cast by holders of voting stock, voting together as a single class, is required to amend provisions relating to the establishment of the Board of Directors and amendments to the Certificate.

         AMENDMENTS OF BYLAWS. The Certificate provides that the Bylaws may be amended or repealed by the Board of Directors or by the stockholders. Such action by the Board of Directors requires the affirmative vote of a majority of the directors then in office. Such action by the stockholders requires the affirmative vote of the holders of at least two-thirds of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal at an annual meeting of stockholders or a special meeting called for such purposes, unless the Board of Directors recommends that the stockholders approve such amendment or repeal at such meeting, in which case such amendment or repeal shall only require the affirmative vote of a majority of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal.

NEW YORK STOCK EXCHANGE

         The Common Stock is traded on the NYSE under the symbol "AVS."

TRANSFER AGENT

         The Transfer Agent for the Common Stock is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004.

                                  LEGAL MATTERS

         Certain legal matters in connection with the Shares being offered hereby will be passed upon for the Company by Akerman, Senterfitt & Eidson, P.A., Miami, Florida. Philip B. Schwartz, a shareholder of Akerman, Senterfitt & Eidson, P.A., is a director of the Company, and certain of the attorneys employed by Akerman, Senterfitt & Eidson, P.A. beneficially own shares of Common Stock as of the date of this Prospectus.

                                     EXPERTS

         The consolidated balance sheets of the Company as of December 31, 1997 and 1996, and the related consolidated statements of income, partners' capital and stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997, which are incorporated by reference into this Registration Statement, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent certified public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said report.

         The financial statements of Kratz-Wilde Machine Company, which are incorporated into this Registration Statement by reference, to the extent and for the periods indicated in their report, have been audited by Clark, Schaefer, Hackett & Co., independent certified public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said report.

         The consolidated financial statements of Whitehall as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997, which are incorporated by reference into this Registration Statement, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent certified public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents filed with the Commission are incorporated herein by reference:

         (a) Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 1997, as amended by Form 10-K/A dated April 30, 1998 and Form 10-K/A dated July 6, 1998;

         (b) Quarterly Report on Form 10-Q of the Company for the quarter ended March 31, 1998, as amended by Form 10-Q/A dated July 6, 1998;

         (c) Whitehall's annual financial statements as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, Whitehall's interim financial statements as of March 31, 1998 and for the three month periods ended March 31, 1998 and 1997, Kratz' annual financial statements as of October 31, 1996 and 1995 and for the year ended October 31, 1996, Kratz' interim financial statements as of September 30, 1997 and for the nine month periods ended September 30, 1997 and 1996 and the Company's pro forma condensed combined financial statements, which are incorporated herein by reference from the Company's Prospectus, dated June 23, 1998, which forms a part of the Company's Registration Statement on Form S-4 (File No. 48669); and

         (d)      All reports and documents filed by the Company pursuant to
                  Section 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of the Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Written requests for such copies should be directed to Corporate Secretary, Aviation Sales Company, at the Company's principal executive office, 6905 N.W. 25th Street, Miami, Florida 33122, Telephone (305) 592-4055.